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                             LOEB REALTY CORPORATION

                      ARTICLES OF AMENDMENT AND RESTATEMENT

        LOEB REALTY CORPORATION, a Maryland corporation, having its principal office in Baltimore City, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

               FIRST: The Charter of the Corporation is hereby amended and restated in its entirety to read as follows:


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                             LOEB REALTY CORPORATION

                            ARTICLES OF INCORPORATION

               FIRST: THE UNDERSIGNED, James J. Winn, Jr., whose address is 36 South Charles Street, Baltimore, Maryland 21201, being at least eighteen years of age, acting as incorporator, does hereby form a corporation under the General Laws of the State of Maryland.

               SECOND: The name of the corporation (which is hereinafter called the "Corporation") is:

                             LOEB REALTY CORPORATION

               THIRD: (a) The purposes for which the Corporation is formed and the business and objects which may be carried on and promoted by it are:

                      (1) To engage in the business of a "real estate investment trust" as that phrase is defined in the Code and to engage in any other lawful act or activity for which corporations may be organized under the MGCL.

                      (2) To engage in any one or more businesses or
               transactions, or to acquire all or any portion of any entity engaged in any one or more businesses or transactions which the Board of Directors may from time to time authorize or approve, whether or not related to the business described elsewhere in this Article or to any other business described elsewhere in this Article or to any other business at the time or theretofore engaged in by the Corporation.

               (b) The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of the Charter or By-Laws of the Corporation, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the General Laws of the State of Maryland.

               FOURTH: The present address of the principal office of the Corporation in this State is c/o Prentice-Hall Corporation Systems Maryland, Inc., 11 East Chase Street, Baltimore, Maryland 21202.

               FIFTH: The Name and address of the resident agent of the Corporation in this State are Prentice-Hall Corporation Systems Maryland, Inc., 11 East Chase Street, Baltimore, Maryland 21202. Said resident agent is a Maryland corporation.


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               SIXTH: (a) The total number of shares of stock of all classes which the Corporation has authority to issue is 200,000,000 shares of capital stock (par value $.001 per share), amounting in aggregate par value of $200,000. All of such shares are initially classified as "Common Stock." Subject to the provisions of Article NINTH, the Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock.

               (b) Subject to Article NINTH, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock of the Corporation:

                      (1) Each share of Common Stock shall have one vote, and,
               except as otherwise provided in respect of any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock. Shares of Common Stock shall not have cumulative voting rights.

                      (2) Subject to the provisions of applicable law and any
               preferences of any class of stock hereafter classified or reclassified, dividends, including dividends payable in shares of another class of the Corporation's stock, may be paid ratably on the Common Stock at such time and in such amounts as the Board of Directors may deem advisable.

                      (3) In the event of any liquidation, dissolution or
               winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, together with the holders of any other class of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the net assets of the Corporation remaining, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled.

               (c) Subject to Article NINTH and subject to the foregoing, the power of the Board of Directors to classify and reclassify any of the shares of capital stock shall include, without limitation, subject to the provisions of the Charter, authority to classify and reclassify any unissued shares of such stock into a class or classes of preferred stock, preference stock, special stock or other stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing, or altering, prior to issuance, one or more of the following:



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                      (1) The distinctive designation of such class or series
               and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased (but not below the number of shares outstanding) by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this sub-paragraph.

                      (2) Whether or not and, if so, the rates, amounts and
               times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

                      (3) Whether or not shares of such class or series shall
               have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

                      (4) Whether or not shares of such class or series shall
               have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

                      (5) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

                      (6) The rights of the holders of shares of such class or
               series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation,


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               dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

                      (7) Whether or not there shall be any limitations
               applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this subparagraph, and, if so, the terms and conditions thereof.

                      (8) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the Charter of the Corporation.

               (d) Subject to Article NINTH and for the purposes hereof and of any articles supplementary to the Charter providing for the classification or reclassification of any shares of capital stock or of any other Charter document of the Corporation (unless otherwise provided in any such articles or document), any class or series of stock of the Corporation shall be deemed to rank:

                      (1) prior to another class or series either as to
               dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

                      (2) on a parity with another class or series either as to
               dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

                      (3) junior to another class or series either as to
               dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of


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               dividends or the amounts distributable upon liquidation,
               dissolution or winding up, as the case may be.

               SEVENTH: (a) The number of directors of the Corporation shall be [seven], which number may be increased or decreased by at least two-thirds of the directors then in office pursuant to the By-Laws, but shall never be less than the minimum nor more than the maximum number permitted by the General Laws of the State of Maryland now or hereafter in force.

               (b) Subject to the rights of the holders of any class of stock separately entitled to elect one or more directors, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause shall be filled by the required vote of the stockholders or the directors then in office. A director so chosen by the stockholders shall hold office for the balance of the term then remaining. A director so chosen by the remaining directors shall hold office until the next annual meeting of stockholders, at which time the stockholders shall elect a director to hold office for the balance of the term then remaining. No decrease in the number of directors constituting the Board of Directors shall affect the tenure of office of any director.

               (c) Subject to the rights of the holders of any class separately entitled to elect one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least a majority of the combined voting power of all classes of shares of capital stock entitled to vote in the election for such director or directors voting together as a single class. For purposes of this Charter, "cause", with respect to the removal of any director, shall mean only (i) conviction of a felony, (ii) declaration of unsound mind by order of a court, (iii) gross dereliction of duty, (iv) conviction of any act involving moral turpitude or (v) commission of an act that constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit to such action and a material injury to the Corporation.

               (d) The directors shall be divided into three classes as follows:

                      (1) The term of office of Class I shall be until the 1999
               annual meeting of stockholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified;

                      (2) the term of office of Class II shall be until the 2000 annual meeting of stockholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified; and

                      (3) the term of office of Class III shall be until the
               2001 annual meeting of stockholders and until their successors shall be



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               elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified.

               (e) The names of the individuals who will initially serve as directors of the Corporation until their successors are elected and qualify are as follows:

                      (1) The following persons shall serve as Class I directors:

                                      [name of directors]

                      (2) The following persons shall serve as Class II directors:

                                      [name of directors]

                      (3) The following persons shall serve as Class III directors:

                                      [name of directors]

               (f) Whenever the holders of any one or more series of stock of the Corporation shall have the right, voting separately as a series or together with holders of such other series, to elect one or more directors of the Corporation, the Board of Directors shall consist of said directors so elected in addition to the number of directors fixed as provided in paragraph (a) of this Article SEVENTH or in the By-Laws and such directors so elected shall not be divided into classes and their terms shall expire at each succeeding annual meeting of stockholders.

               EIGHTH: (a) The following provisions are hereby adopted for the purposes of defining, limiting, and regulating the powers of the Corporation and of the directors and the stockholders:

                      (1) The Board of Directors is hereby empowered to
               authorize the issuance from time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders.

                      (2) No holder of any stock or any other securities of the
               Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at



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               such price or prices and upon such other terms as the Board of
               Directors, in its sole discretion, may fix; and any stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

                      (3) The Board of Directors of the Corporation shall,
               consistent with applicable law, have the power in its sole discretion to determine from time to time in accordance with sound accounting practice or other reasonable valuation methods what constitutes annual or other net profits, earnings, surplus or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; to set apart out of any funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine, or to abolish any such reserve or any part thereof; to redeem or purchase its stock or to distribute and pay distributions or dividends in stock, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the stockholders of record on such dates as it may, from time to time, determine; to determine the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); to determine the fair value and any matters relating to the acquisition, holding and disposition of any assets by the Corporation; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by statute, the rules of any stock exchange or market system on which securities of the Corporation are listed or included, or by the By-Laws, and, except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized so to do by resolution of the Board of Directors.

                      (4) Notwithstanding any provision of law requiring the
               authorization of any action by a greater portion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action




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               shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in the Charter.

                      (5) The Corporation shall indemnify (A) its directors and
               officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's By-Laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time any resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts of omissions occurring prior to such amendment or repeal.

                      (6) To the fullest extent permitted by Maryland statutory
               or decisional law, as amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

                      (7) The Corporation reserves the right from time to time
               to make any amendments of the Charter which may now or hereafter be authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in the Charter, of any of its outstanding stock by classification, reclassification or otherwise, but no such amendment which changes such terms or contract rights of any of its outstanding stock shall be valid unless such amendment shall have been authorized by not less than a majority of the aggregate number of the votes entitled to be cast thereon; provided, however, that any amendment to, repeal of or adoption of any provision inconsistent with Article SEVENTH, with sub-paragraphs (1), (5), (6), (8) or




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               (9) of Article EIGHTH, paragraph (a) or with this subparagraph of
               Article EIGHTH, paragraph (a) shall have been authorized by not less than two-thirds of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class).

                      (8) The Board of Directors shall, in connection with the
               exercise of its business judgment involving a Business Combination (as defined in Section 3-601 of the Corporations and Associations Article of the Annotated Code of Maryland) or any actual or proposed transaction which would or may involve a change in control of the Corporation (whether by purchases of shares of stock or any other securities of the Corporation in the open market, or otherwise, tender offer, merger, consolidation, dissolution, liquidation, sale of all or substantially all of the assets of the Corporation, proxy solicitation or otherwise), in determining what is in the best interests of the Corporation and its stockholders and in making any recommendation to its stockholders, give due consideration to all relevant factors, including, but not limited to (A) the economic effect, both immediate and long-term, upon the Corporation's stockholders, including stockholders, of any, who do not participate in the transaction; (B) the social and economic effect on the employees and customers of, and others dealing with, the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located; (C) whether the proposal is acceptable based on the historical and current operating results or financial condition of the Corporation; (D) whether a more favorable price could be obtained for the Corporation's stock or other securities in the future; (E) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees of the Corporation and its subsidiaries; (F) the future value of the stock or any other securities of the Corporation; (G) any antitrust or other legal and regulatory issues that are raised by the proposal; and (H) the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or entity. If the Board of Directors determines that any proposed Business Combination (as defined in Section 3-601 of the Corporations and Associations Article of the Annotated Code of Maryland) or actual or proposed transaction which would or may involve a change in control of the Corporation should be rejected, it may take any lawful action to defeat such transaction, including, but not limited to, any or all of the following: advising stockholders not to accept the proposal; instituting litigation against the party making the



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               proposal; filing complaints with governmental and regulatory authorities; acquiring the stock or any of the securities of the Corporation; selling or otherwise issuing authorized but unissued stock, other securities or granting options or rights with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and obtaining a more favorable offer from another individual or entity.

                      (9) In furtherance and not in limitation of the powers
               conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind the By-Laws of the Corporation. Notwithstanding any other provision of the Charter or the By-Laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law), the By-Laws shall not be made, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting), or, as set forth above, by the Board of Directors.

               (b) The enumeration and definition of particular powers of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the General Laws of the State of Maryland now or hereafter in force.

               NINTH: (a)(1) Subject to Sections (a)(7) and (a)(10) of this Article NINTH, during the period commencing on the Initial Date and prior to the Restriction Termination Date:

                      (A) (i) No Person, other than an Excepted Holder, shall
               Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit, and no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

                      (ii) No Person shall Beneficially or Constructively Own shares of Capital Stock to the extent that such Beneficial or




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               Constructive Ownership of Capital Stock would result in the
               Corporation being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

                      (B) If any Transfer of shares of Capital Stock or change
               in capital structure or other event occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section
               (a)(1)(A)(i) or (ii) of this Article NINTH,

                      (i) then that number of shares of the Capital Stock the
               Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section (a)(1)(A)(i) or (ii) of this Article NINTH (rounded to the nearest whole shares) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section (b) of this Article NINTH, effective on the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

                      (ii) if the transfer to the Trust described in clause (i)
               of this sentence would not be effective for any reason to prevent the violation of Section (a)(1)(A)(i) or (ii) of this Article NINTH, then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section
               (a)(1)(A)(i) or (ii) of this Article NINTH shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

                      (C) Notwithstanding any other provisions contained herein, any Transfer of shares of Capital Stock, that, if effective, would result in the Capital Stock being Beneficially Owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code and without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

               (2) If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or change in capital structure




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or other event has taken place that results in a violation of Section (a)(1) of this Article NINTH or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any shares of Capital Stock in violation of Section (a)(1) of this Article NINTH (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or change in capital structure or other event, including without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or changes in capital structure or other events in violation of Section (a)(1) of this Article NINTH shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors of committee thereof.

               (3) Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section (a)(1)(A) of this Article NINTH, or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section (a)(1)(B) of this Article NINTH shall immediately give written notice to the Corporation of such event, or in the case of such proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation's status as a REIT.

               (4) From the Initial Date and prior to the Restriction Termination Date:

                      (A) every owner of more than 1% (or such other percentage
               as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock shall, within 30 days after the end of each taxable year, give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned, and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT and ensure compliance with the Aggregate Stock Ownership Limit.

                      (B) each Person who is a Beneficial or Constructive Owner
               of more than 1% of the outstanding Capital Stock and each Person (including the stockholder of record) who is holding more than 1% of the outstanding Capital Stock for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.




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               (5) Nothing contained in this Section (a) of this Article NINTH shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation's status as a REIT or to ensure compliance with the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, and the Excepted Holder Ownership Limit.

               (6) In the case of an ambiguity in the application of any of the provisions of this Article NINTH or any definition contained in Article TENTH, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of this Article NINTH or any definition contained in Article TENTH with respect to any situation based on the facts known to it. In the event this Article NINTH requires any action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article NINTH or any definition contained in Article TENTH.

               (7) (A) Subject to Section (a)(1)(A)(ii) of this Article NINTH, the Board of Directors of the Corporation, in its sole discretion, may exempt a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person, if:

                      (i) the Board of Directors obtains such representations
               and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial or Constructive Ownership of such shares of Capital Stock will violate Section
               (a)(1)(A)(ii) of this Article NINTH; and

                      (ii) such Person agrees that any violation or attempted
               violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections (a)(1) through (a)(6) of this Article NINTH) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections (a)(1)(B) and (b) of this Article NINTH.

                      (B) Prior to granting any exception pursuant to Section
               (a)(7)(A) of this Article NINTH, the Board of Directors may require a ruling from the Internal Revenue Service or an opinion of counsel or other evidence, in each case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT. Notwithstanding the receipt of any ruling or opinion or other evidence, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.



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                      (C) Subject to Section (a)(1)(A)(ii) of this Article
               NINTH, any underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock of any series or class (or securities convertible into or exchangeable for Capital Stock of any series or class) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement or to support such offering or placement in the aftermarket.

               (8) The Board of Directors may from time to time modify the Common Stock Ownership Limit, any Excepted Holder Limit and the Aggregate Stock Ownership Limit; provided, however, that:

                      (A) Any decrease may be made only prospectively (other
               than a decrease as a result of a retroactive change in existing law, in which case such decrease shall be effective immediately);

                      (B) No ownership limitation may be increased if, after
               giving effect to such increase, five Persons could Beneficially Own or Constructively Own, in the aggregate, more than 49.9% in value of the shares of Capital Stock then outstanding;

                      (C) Prior to the modification of any of the ownership
               limitations, the Board of Directors of the Corporation may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as REIT;

                      (D) The Excepted Holder Limit for an Excepted Holder shall be decreased after any Transfer permitted in this Article Ninth by such Excepted Holder by the percentage of the outstanding Capital Stock so Transferred;

                      (E) No Excepted Holder Limit shall be reduced to a
               percentage which is less than the Common Stock Ownership Limit or the Aggregate Ownership Limit; and

                      (F) Neither the Common Stock Ownership Limit or the
               Aggregate Ownership Limit may be increased to a percentage which is greater than 9.8 percent.

               (9) Each certificate for shares of Capital Stock or securities exercisable or exchangeable for or convertible into shares of Capital Stock shall bear the following legend:



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               The securities represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Corporation's Charter, (i) no Person may Beneficially or Constructively Own shares of the Corporation's Common Stock in excess of 9.8% (in value or number of shares) of the outstanding shares of Common Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own shares of Capital Stock of the Corporation in excess of 9.8% of the value of the total outstanding shares of Capital Stock of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Capital Stock that would result in the Corporation being "closely held" under
               Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the shares of Capital Stock represented hereby may be automatically transferred to a Trustee of a Trust for the benefit or one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge.

               (10) Nothing contained in this Article NINTH or in any provision hereof shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. Although settlement of any transaction is permitted, any transferee in such transaction shall be subject to all the provisions and limitations set forth in this Article NINTH.



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               (11) If any of the restrictions on transfer of Capital Stock contained in this Article NINTH are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Prohibited Owner may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such Capital Stock and to hold such Capital Stock on behalf of the Corporation.

        (b) (1) Upon any purported Transfer or other event described in Section
(a)(1)(B) of this Article NINTH that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or change in capital structure or other event that results in the transfer to the Trust pursuant to Section (a)(1)(B) of this Article NINTH. The Trustee shall be appointed by the Corporation by written notice and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section (b)(6) of this Article NINTH.

               (2) Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee except as provided in this Section (b) of this Article NINTH. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

               (3) The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid with respect to such shares of Capital Stock to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion)
(i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. Notwithstanding the provisions of this Article NINTH, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

               (4) If reasonably practicable, and in an orderly fashion so as not to affect in a materially adverse manner the Market Price of the Company's capital stock, within 20 days of




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receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section (a)(1)(A) of this Article NINTH. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section (b)(4) of this Article NINTH. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust or
(ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section (b)(4) of this Article NINTH, such excess shall be paid to the Trustee upon demand.

               In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of assets of, the Corporation, prior to the sale of the shares held in the Trust, the Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (ii) the amount of assets received in respect of the shares in any liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation. Any assets received in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.

               (5) Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section (b)(4) of this Article NINTH. Upon such sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

               (6) By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section (a)(1)(A) of this Article NINTH in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such



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organization must be eligible for deduction under each of Sections 170(b)(1)(A),
170(c)(2), 2055 and 2522 of the Code.

               TENTH: For the purpose of the Charter, the following terms shall have the following meanings:

               AGGREGATE STOCK OWNERSHIP LIMIT. The term "Aggregate Stock Ownership Limit" shall mean not more than 9.8% in value of the aggregate of the outstanding shares of Capital Stock. The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

               BENEFICIAL OWNERSHIP. The term "Beneficial Ownership" shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of
Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns," and "Beneficially Owned" shall have the correlative meanings.

               BUSINESS DAY. The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

               BY-LAWS. The term "By-Laws" shall mean the By-Laws of the Corporation and all amendments and supplements thereto.

               CHARITABLE BENEFICIARY. The term "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section
(b)(6) of Article EIGHTH, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each Sections 170(b)(1)(A), 2055 and 2522 of the Code.

               CHARTER. The term "Charter" shall mean the Articles of Incorporation of the Corporation and all amendments and supplements thereto.

               CODE. The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

               CAPITAL STOCK. The term "Capital Stock" shall mean all classes and series of stock which the Corporation shall have authority to issue. The term "Capital Stock" shall include Common Stock, preferred stock, preference stock, special stock or other stock.

               CLOSING PRICE. The term "Closing Price" on any date shall mean the last sale price for such Capital Stock, regular way, or if in any case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to



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securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the NASDAQ National Market, or, if such automated quotation system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.

               COMMON STOCK. The term "Common Stock" shall mean the common stock, par value $.001 per share, of the Corporation.

               COMMON STOCK OWNERSHIP LIMIT. The term "Common Stock Ownership Limit" shall mean not more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation. The number and value of outstanding shares of Common Stock of the Corporation shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

               CONSTRUCTIVE OWNERSHIP. The term "Constructive Ownership" shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns," and "Constructively Owned" shall have the correlative meanings.

               CORPORATION. The term "Corporation" shall mean Loeb Realty Corporation, a Maryland corporation.

               EXCEPTED HOLDER. The term "Excepted Holder" shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section (a)(7) and (a)(8) of Article NINTH.

               EXCEPTED HOLDER LIMIT. The term "Excepted Holder Limit" shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section (a)(7) of Article NINTH, and subject to adjustment pursuant to Section (a)(8) of Article NINTH, the percentage limit established by the Board of Directors pursuant to Section (a)(7) of Article NINTH. Prior to the Restriction Termination Date the Secretary of the Corporation shall maintain and, upon request, make available to each Excepted Holder a schedule which sets forth the then current Excepted Holders Limit for each such Excepted Holder.



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               INITIAL DATE. The term "Initial Date" shall mean the date of the filing of the Amended and Restated Articles of Incorporation with the State Department of Assessments of Maryland.

               MARKET PRICE. The term "Market Price" on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date.

               MGCL. The term "MGCL" shall mean the Maryland General Corporation Law.

               NYSE. The term "NYSE" shall mean the New York Stock Exchange,
Inc.

               PERSON. The term "Person" shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, [or any "group" as defined under Rule 13(d)(3) of the Securities Exchange Act, as amended.]

               PROHIBITED OWNER. The term "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section (a)(1) of Article EIGHTH, would Beneficially Own or Constructively Own shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

               REIT. The term "REIT" shall mean a real estate investment trust within the meaning of Section 856 through 860 of the Code.

               RESTRICTION TERMINATION DATE. The term "Restriction Termination Date" shall mean the first day after the Initial Date on which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restriction and limitations Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the corporation to qualify as a REIT.

               TRANSFER. The term "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event, that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (i) the granting or exercise of any option or warrant (or any disposition of any option or warrant), (ii) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right, and
(iii) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially



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Owned and whether by operation of law or otherwise. The terms "Transferring" and
"Transferred" shall have the correlative meanings.

               TRUST. The term "Trust" shall mean any trust provided for in Section (b)(1) of Article NINTH.

               TRUSTEE. The term "Trustee" shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

               ELEVENTH: In the event any term, provision, sentence or paragraph of the Charter of the Corporation is declared by a court of competent jurisdiction to be invalid or unenforceable, such term, provision, sentence or paragraph shall be deemed severed from the remainder of the Charter, and the balance of the Charter shall remain in effect and be enforced to the fullest extent permitted by law and shall be construed to preserve the intent and purposes of the Charter. Any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term, provision, sentence or paragraph of the Charter in any other jurisdiction.

               TWELFTH: The duration of the Corporation shall be perpetual.

               IN WITNESS WHEREOF, I have signed these Articles of Incorporation, acknowledging the same to be my act, on February 9, 1998.


Witness:




/s/ Elizabeth Monetti                       /s/ James J. Winn, Jr.
__________________________________          ___________________________________
Elizabeth Monetti                           James J. Winn, Jr.

        SECOND: (a) As of immediately before the amendment and restatement the total number of shares of capital stock of all classes which the Corporation has authority to issue is



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100,000,000 shares, all of which shares are now classified as Common Stock (par value $.0001 per share).

               (b) As amended the total number of shares of capital stock of all classes which the Corporation has authority to issue is 200,000,000 shares, all of which shares are now Common Stock (par value $.001 per share).

               (c) The aggregate par value of all shares having a par value is $10,000 before the amendment and $200,000 as amended.

        THIRD: The foregoing amendment and restatement to the Charter of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation.








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               IN WITNESS WHEREOF, LOEB REALTY CORPORATION has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on _________________, 1998.


WITNESS:                                        LOEB REALTY CORPORATION



______________________________                  By: ____________________________
________________, Secretary                     __________________, President



        THE UNDERSIGNED, President of LOEB REALTY CORPORATION, who executed on behalf of the Corporation the foregoing Articles of Amendment and Restatement of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment and Restatement to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                            ____________________________________
                                            ________________, President








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